Exhibit 10.2

THIS SECURED CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE PAYOR THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

$ 1,853,965	September 17, 2012

AMENDED AND RESTATED SECURED CONVERTIBLE PROMISSORY NOTE

1.           FOR VALUE RECEIVED, the undersigned WestMountain Index Advisor, Inc., a Colorado corporation (“Borrower”), promises to pay to the order of BOCO Investments, LLC, a Colorado limited liability company with an address of 262 E. Mountain Avenue, Fort Collins, CO 80524 (“Lender”, which term will include any transferee of this Note), the aggregate principal balance of loans (up to a maximum principal balance of $1,853,965.00) made by the Lender to or for the account of the Borrower pursuant to the Revolving Credit Loan and Security Agreement dated of even date herewith (as such may be amended, modified, supplemented or restated hereafter, the "Loan and Security Agreement") entered into by and between the Borrower and the Lender, as set forth in the last entry on the Schedule attached hereto as Exhibit A and incorporated herein (the “Schedule”), together with interest on the outstanding principal amount at the rate of fifteen percent (15%) per annum. Interest shall commence on the date hereof and shall continue to accrue on the outstanding principal until paid in full or converted in accordance with the terms of Section 3 below.

2.           Payments.  Borrower will pay all principal and accrued interest to Lender on or before July 31, 2013 (“Maturity Date”).  All payments by Borrower will be applied first against accrued interest owing under this Note and then against principal. If, however, Lender has incurred Expenses (as defined below), such payments shall first be applied thereto.  All payments shall be in lawful money of the United States of America in cash, by certified check, or wire transfer.

3.           Conversion.  Lender shall have the option, but not the obligation, to convert any and all outstanding principal, accrued unpaid interest and all other amounts payable under this Note into shares of common stock in Borrower at a purchase price per share equal to the lesser of (a) Three Dollars ($3.00), or (b) an amount equal to the lowest price at which common shares in the Company are issued in any round of financing commencing after the date of this Note and prior to the conversion. Upon any conversion pursuant to this Section and issuance of the applicable shares to Lender, Lender shall deliver the Note to Borrower, and concurrently therewith Borrower shall deliver to Lender a certificate representing that number of shares into which Lender has converted the principal, interest, and all other amounts payable under this Note at the rate set forth above.  The principal so converted shall be deemed fully paid, and interest shall not thereafter accrue on such amounts.  No fractional shares will be issued in connection with such conversion. In lieu of fractional shares that would otherwise be issuable, Borrower shall pay cash equal to the product of such fraction multiplied by the per share price used in the conversion of this Note. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of common and preferred stock for the sole purpose of issuance upon such conversion not less than such aggregate number of shares of the common and preferred stock as shall be issuable upon such conversion.

4.           Optional Prepayments.  Borrower may, at any time and from time to time, make prepayments on account of the interest on and principal of this Note without prepayment penalty.

5.           Where to Make Payment.  All payments of principal and interest shall be made in cash, certified check or by wire transfer to Lender at 262 E. Mountain Avenue, Fort Collins, CO 80524 or at such other place as Lender may designate in writing.

6.           Default Interest.  The outstanding balance of any amount owing under this Note which is not paid when due under the terms of this Note shall bear interest at the rate of eighteen percent (18%) per annum commencing on the date such outstanding balance is due.

7.           Right of Set-Off, Etc. Borrower shall make all payments under this Note without defense, set-off or counterclaim on its part.

8.           Expenses. The Borrower agrees to pay on demand all expenses of collecting and enforcing this Note, the Deed of Trust and any and all Collateral securing this Note, including, without limitation, reasonable attorney fees (“Expenses”).

9.           Event of Default.  If there shall be any Event of Default hereunder, at the option of, and upon the declaration of Lender and upon written notice to Borrower (which election and notice shall not be required in the case of an Event of Default under Section 9(D) or 9(E) below), this Note shall accelerate and all principal and unpaid accrued interest shall become immediately due and payable.  The occurrence of any one or more of the following shall constitute an “Event of Default”:

(A)           Borrower fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(B)           Borrower shall breach any provision of the Loan and Security Agreement executed in connection herewith or any provision under this Note, or should any representation or warranty of Borrower made herein, in such Loan and Security Agreement, or in any other agreement, statement, certificate, or communication given to Holder be false or misleading in any material respect when made or become false or misleading in any material respect after the date of this Note;

(C)           The Borrower shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness for money borrowed to be paid by Borrower and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any bond, debenture, note or other evidence of indebtedness for borrowed money, and the effect of such failure or default is to cause, or permit the Lender or Lenders thereof to cause, indebtedness in an aggregate amount of $100,000 or more to become due prior to its stated date of maturity;

(D)           Borrower (i) files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect; (ii) makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (iii) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (iv) is unable, or admits in writing its inability, to pay its debts generally as they mature, (v) is dissolved or liquidated; (vi) becomes insolvent (as such term may be defined or interpreted under any applicable statute); or (vii) takes any action for the purpose of effecting any of the foregoing;

(E)           An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within thirty (30) days under any bankruptcy statute now or hereafter in effect) or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower;

(F)           Except as disclosed in the Disclosure Schedule attached as Exhibit B to the Loan and Security Agreement, a final judgment or order for the payment of money in excess of  $100,000 shall be rendered against the Borrower and the same shall remain undischarged for a period of 10 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against the Collateral (as defined below) and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within ten (10) days after issue or levy;

(G)           The sale, conveyance, or disposition of all or substantially all of the assets of the Borrower, the effectuation by the Borrower of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Borrower is disposed of, or the consolidation, merger or other business combination of the Borrower with or into any other Person (as defined below) or Persons when the Borrower is not the survivor.  “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization;

(H)           Any cessation of operations by Borrower; or

(I)             Lender in good faith believes itself insecure.

10.           Remedies.  Upon the occurrence or existence of any Event of Default, immediately and without notice, all outstanding obligations payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which Borrower expressly waives. In addition to and not in lieu of the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise all other rights, powers or remedies granted to it under this Note or otherwise permitted to it by law (including but not limited to foreclosure of the security interest granted in that certain Loan and Security Agreement by and between Lender and Borrower dated on or about the date hereof), either by suit in equity or by action at law, or both, all such remedies being cumulative.

11.           Waiver. Borrower waives presentment for payment, demand, protest and notice of protest and of nonpayment. No failure by Lender to exercise, or delay by Lender in exercising, any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or of any other right or remedy. Lender may not waive any of its rights except by an instrument in writing signed by it.

12.           Successors and Assigns; Amendment.  This Note shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective successors and assigns. Borrower may not transfer or assign any of its rights or obligations under this Note without the prior written approval of Lender, which may be granted in Lender’s sole and absolute discretion. This Note may not be amended or modified orally, but only by an amendment in writing signed by Borrower and Lender, subject to Section 3 above.

13.           Governing Law; Venue.  This Note shall be governed by and construed in accordance with the law of the State of Colorado without regard to conflict of law principles that would result in the application of any law other than the law of the State of Colorado.  Exclusive venue for all actions arising hereunder shall be in the District Court in and for the County of Larimer, Colorado, which shall have authority to adjudicate all such actions.

14.           Notices.  All notices, requests, demands, consents, and other communications that are required or may be given under this Note (collectively, the “Notices”) shall be in writing and shall be given either (a) by personal delivery, (b) by electronic mail, or (c) by certified or registered United States mail, return receipt requested, postage prepaid, to the addresses of Borrower or Lender, as applicable, set forth herein.

15.           Amended and Restated Note.  This Amended and Restated Secured Convertible Promissory Note amends, restates, and supersedes in its entirety that certain Secured Convertible Promissory Note dated August 8, 2012 executed by Borrower for the benefit of Lender.

Dated on the date first set forth above.

BOCO Investments, LLC, a Colorado limited liability company

By: /s/Joseph Zimlich
Print Name: Joseph C. Zimlich Title: President of Managing Member

WestMountain Index Advisor, Inc., a Colorado corporation

By: /s/ Gregory Schifirn
Name: Gregory Schifrin Title: Chief Executive Officer

EXHIBIT A
SCHEDULE

Amount of Loan (U.S.$)	Amount of Repayment	Date of Loan or Repayment	Outstanding Principal Balance
$1,852,115.00		September 17, 2012	$1,852,115.00

A-1